Exhibit 1.1
DEUTSCHE BANK TRUST COMPANY AMERICAS
EXCHANGE AGENT AGREEMENT
September 18, 2008
Deutsche Bank Trust Company Americas
Trust and Securities Services
60 Wall Street, 27th Floor
New York, NY 10005
Ladies and Gentlemen:
     Ambev International Finance Co. Ltd., a Cayman Islands corporation (the “Company”), is offering to exchange (the “Exchange Offer”) for an equal principal amount of its R$ 300,000,000 (the “Old Notes” and, together with the New Notes, the “Notes”), pursuant to a prospectus (the “Prospectus”) included in the Company’s Registration Statement on Form F-4 (File No.                    ) as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) and attached hereto as Exhibit A. The Term “Expiration Date” shall have the meaning set forth in the prospectus. Upon execution of this Agreement, Deutsche Bank Trust Company Americas will act as the Exchange Agent for the Exchange Offer (the “Exchange Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.
     A copy of each of the form of letter of transmittal (the “Letter of Transmittal”), the form of letter to brokers and the form of letter to clients (collectively, the “Exchange Documents”) to be used by Holders of Old Notes in order to receive New Notes pursuant to the Exchange Offer are attached hereto as Exhibit B.
     The Company hereby appoints you to act as Exchange Agent in connection with the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act in accordance with the following provisions of this Agreement:
     1. You are to mail or coordinate the mailing of the Prospectus and the Exchange Documents to all of the Holders and participants on the day that you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof after the date thereof to any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by the Company. Additionally, you are to mail or coordinate the mailing of any supplement to the Prospectus (“Prospectus Supplement”) to all of the Holders and

participants on the day that you are notified by the Company that any such Prospectus Supplement has been filed with the SEC, or as soon as practicable thereafter, and to make subsequent mailings thereof after the date thereof to any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by the Company. All mailings pursuant to this Section 1 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for tendering Old Notes in (or withdrawing tenders of Old Notes from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Lucas Machado Lira, Rua Dr. Renato Paes de Barros 1017 4o, andar, 04530-001 São Paulo, SP, Brazil.
     2. You are to examine Letters of Transmittal and the Old Notes and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Old Notes are in proper form for transfer and (iii) all other documents required by the Exchange Offer have been received by you and are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you are authorized to endeavor to take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Notes or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Notes and other documents in connection with the Exchange Offer, shall be made by any director of, or counsel for, the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.
     3. At the written request of the Company you shall notify all Holders and participants on the day that you are notified by the Company of any early termination or extension of the Exchange Offer, and any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by the Company, and in connection with a termination of the Exchange Offer you will return all tendered Old Notes to the persons entitled thereto, at the written request and expense of the Company.
     4. Exchange of the Old Notes may be made only as set forth in the Exchange Offer. Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly delivered shall be considered to be properly tendered. Letters of Transmittal shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at the Company’s expense for one year. New Notes are to be issued in exchange for Old Notes pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date, together with executed Letters of Transmittal and other documents required by the Exchange Offer or (ii) in the event that the Holder is a participant in the Depository Trust Company (“DTC”) system, by the utilization of DTC’s Automated Tender Offer Program (“ATOP”) and any evidence required by the Exchange Offer.
          You are hereby directed to establish an account with respect to the Notes at The Depositary Trust Company (the “Book Entry Transfer Facility”) within two days after the date hereof in accordance with SEC Regulation 240.17 Ad. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Old Notes by causing the Book Entry Transfer Facility to transfer such Old Notes into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof), or an Agent’s Message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date.
     5. Each day during the Exchange Offer, you will transmit by telephone, and promptly thereafter confirm in writing by email to Lucas Machado Lira (+55 (11) 2122-1388) (acll@ambev.com.br) or such other persons as the Company may reasonably request, the aggregate number and principal amount of Old Notes tendered to you and the number and principal amount of Old Notes properly tendered that day. In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.
     6. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes will be made by you promptly after acceptance of the properly tendered Old Notes. You will hold all items which are deposited for tender with you after 5:00 p.m. New York City time, on the Expiration Date pending further instructions from a director of the Company.
     7. If any Holder shall report to you that his or her failure to surrender Old Notes registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to you an affidavit of loss and, if required by the Company, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and the Guarantor and you in such form as is acceptable to you, the Company and the Guarantor. The obligees to be named in each such indemnity bond shall include the Company, the Guarantor and you. You shall report to the Company the names of all

Holders who claim that their Old Notes have been lost or destroyed and the principal amount of such Old Notes.
     8. As soon as practicable after the Expiration Date, you shall deliver via the Book Entry Transfer Facility’s applicable procedures, the New Notes that such Holders may be entitled to receive and you shall arrange for cancellation of the Old Notes submitted to you or returned by DTC in connection with ATOP. Such Old Notes shall be forwarded to Deutsche Bank Trust Company Americas for cancellation and retirement as you are instructed by the Company (or a representative designated by the Company) in writing.
     9. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the fees attached in the fee agreement (the “Fee Agreement”) executed by you attached hereto as Exhibit C. The Company also will reimburse you for your reasonable out-of-pocket expenses actually incurred, if any, (including, but not limited to, reasonable attorneys’ fees not previously paid to you as set forth in the Fee Agreement) in connection with your services promptly after submission to the Company of itemized statements.
     10. You are not authorized to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.
     11. As the Exchange Agent hereunder you:
     (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;
     (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Notes deposited with you hereunder, any New Notes, and Exchange Documents or other documents prepared by the Company in connection with the Exchange Offer;
     (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;
     (d) may rely on, and shall be fully protected and indemnified as provided in Section 12 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of, or such other person or persons as may be designated or whom you reasonably believe have been designated by the Company;
     (e) may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you in good faith and in accordance with such advice of such counsel;
     (f) shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Notes or New Notes; and
     (g) shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your gross negligence, willful misconduct or bad faith.
     12. The Company covenants and agrees to indemnify and hold harmless Deutsche Bank Trust Company Americas and its officers, directors, employees, agents and affiliates (collectively, the “Indemnified Parties” and each an “Indemnified Party”) against any loss, liability or reasonable expense of any nature (including reasonable and documented attorneys’ and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, such Indemnified Party shall notify the Company by letter, or by cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; provided, however, that failure to so notify the Company shall not relieve the Company of any liability which it may otherwise have hereunder except such liability that is a direct result of such Indemnified Party’s failure to so notify the Company. The Company may assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party in its reasonable judgment, and, after notice from the Company to such Indemnified Party of its election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the counsel selected by the Company shall provide regular updates to the Indemnified Party with regard to the status of the defense and shall be reasonably available for consultation with the Indemnified Party, all of the foregoing to be at the Company’s expense, and, if the Indemnified Party reasonably determines in its reasonable judgment that there is a conflict between its and the Company’s position with respect to such claim or if the Indemnified Party determines in its reasonable judgment that its position or reputation could reasonably be expected to be prejudiced by such defense, the Indemnified Party may assume the defense thereof, and the Company shall be liable to such Indemnified Party for the reasonable fees and expenses of such other counsel retained by the Indemnified Party. The Company shall not, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.
     13. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.
     14. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
     15. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Exchange Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.
     16. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     17. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     18. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 9 and 12 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the trustee any certificates for Old Notes or New Notes, funds or property then held by you as Exchange Agent under this Agreement.

     19. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Exchange Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with Deutsche Bank Trust Company Americas. The parties to this Agreement agree that they will provide the Exchange Agent with such information as it may request in order for the Exchange Agent to satisfy the requirements of the USA Patriot Act.
     20. The Exchange Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Exchange Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).
     21. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, or by reputable overnight courier service, postage or fees prepaid, or telecopied as follows:

If to Company:

Companhia de Bebidas das Américas – AmBev
Dr. Renato Paes de Barros, 1017, 4[o], andar
CEP 04539-001, São Paulo, SP, Brazil
Telephone: +55 11 2122 1200
Telecopier No: +55 11 2122 1529
Attn: General Counsel/Director Jurídico

and a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10116
Telephone: (212) 351-4022
Telecopier No.: (212) 351-5322
Attn: Kevin Kelley, Esq.

If to you:	Deutsche Bank National Trust Company
for Deutsche Bank Trust Company Americas

Global Debt Services
Trust & Securities Services
25 DeForest Avenue
Second Floor, MS SUM01-0105
Summit, NJ 07901
Fax: 732-578-4635
or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purposes.
     22. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.
     If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.
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Very truly yours, AMBEV INTERNATIONAL FINANCE CO. LTD.
By:	/s/ Lucas Machado Lira
	Name:	Lucas Machado Lira
	Title:	Attorney-in-Fact

By:	/s/ Frederico de Aguiar Oldani
	Name:	Frederico de Aguiar Oldani
	Title:	Attorney-in-Fact

Agreed to this 18 day of September, 2008
Accepted as of the date hereof:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Exchange Agent

By:	/s/ David Contino
Name: David Contino
Title: Vice President

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Assistant Vice President

Exhibit A

Exhibit B

Exhibit C